                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________



                                  SCHEDULE 13D
                   Under the Securities Exchange Act of 1934



                               (Amendment No. 1)



                              Biofield Corp.
                              --------------
                             (Name of Issuer)



                    Common Stock, par value $.001 per share
                    ---------------------------------------
                        (Title of Class of Securities)



                                090591108
                                ---------
                              (CUSIP Number)



                              Andrew S. Paul, Esq.
                        c/o Tudor Investment Corporation
                         One Liberty Plaza (51st Floor)
                           New York, New York  10006
                                (212) 602-6700
                                --------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                               February 9, 1998
                               ----------------
            (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

--------------------
CUSIP NO. 090591108
--------------------
-----------------------------------------------------------------

1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Tudor Investment Corporation
        TIN: 22-2514825
-----------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                      (a)  [  ]
                                                      (b)  [X ]
-----------------------------------------------------------------

3.      SEC USE ONLY

-----------------------------------------------------------------

4.      SOURCE OF FUNDS
        OO
-----------------------------------------------------------------

5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                           [X ]
-----------------------------------------------------------------

6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-----------------------------------------------------------------
                  7   SOLE VOTING POWER
  NUMBER OF           0
  SHARES        -------------------------------------------------
BENEFICIALLY      8   SHARED VOTING POWER
  OWNED BY            189,841
  EACH          -------------------------------------------------
 REPORTING        9   SOLE DISPOSITIVE POWER
  PERSON              0
  WITH          -------------------------------------------------
                  10  SHARED DISPOSITIVE POWER
                      189,841
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                      189,841
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                          [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      1.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 090591108
--------------------
-----------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Paul Tudor Jones, II
    TIN:
-----------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [  ]
                                                      (b)  [X ]
-----------------------------------------------------------------

3.  SEC USE ONLY

-----------------------------------------------------------------

4.  SOURCE OF FUNDS
    OO
-----------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                          [  ]
-----------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States of America
-----------------------------------------------------------------
               7    SOLE VOTING POWER
  NUMBER OF         0
    SHARES     --------------------------------------------------
BENEFICIALLY   8    SHARED VOTING POWER
  OWNED BY          730,158
    EACH       --------------------------------------------------
 REPORTING     9    SOLE DISPOSITIVE POWER
   PERSON           0
    WITH       --------------------------------------------------
               10   SHARED DISPOSITIVE POWER
                    730,158
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                    730,158
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                          [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    7.3%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    IN
-----------------------------------------------------------------

--------------------
CUSIP NO. 090591108
--------------------
-----------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Tudor BVI Futures, Ltd.
    TIN: n/a
-----------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [  ]
                                                      (b)  [X ]
-----------------------------------------------------------------

3.  SEC USE ONLY

-----------------------------------------------------------------

4.  SOURCE OF FUNDS
    OO
-----------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                           [  ]
-----------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    British Virgin Islands
-----------------------------------------------------------------

               7   SOLE VOTING POWER
  NUMBER OF        0
    SHARES     --------------------------------------------------
BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         189,841
    EACH       --------------------------------------------------
 REPORTING     9   SOLE DISPOSITIVE POWER
   PERSON          0
    WITH       --------------------------------------------------
               10  SHARED DISPOSITIVE POWER
                   189,841
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                   189,841
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                           [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   1.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-----------------------------------------------------------------

CUSIP NO. 090591108
--------------------
-----------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    The Upper Mill Capital Appreciation Fund Ltd.
    TIN:  n/a
-----------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [  ]
                                                      (b)  [X ]
-----------------------------------------------------------------

3.  SEC USE ONLY

-----------------------------------------------------------------

4.  SOURCE OF FUNDS
    OO
-----------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                           [  ]
-----------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Cayman Islands
-----------------------------------------------------------------
                   7    SOLE VOTING POWER
  NUMBER OF             0
    SHARES         ----------------------------------------------
BENEFICIALLY       8    SHARED VOTING POWER
  OWNED BY              299,365
    EACH           ----------------------------------------------
 REPORTING         9    SOLE DISPOSITIVE POWER
   PERSON               0
    WITH           ----------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        299,365
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                        299,365
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                           [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        3.0%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-----------------------------------------------------------------

--------------------

CUSIP NO. 090591108
--------------------
-----------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Tudor Proprietary Trading, L.L.C.
    TIN:  13-3720063
-----------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [  ]
                                                      (b)  [X ]
-----------------------------------------------------------------

3.  SEC USE ONLY

-----------------------------------------------------------------

4.  SOURCE OF FUNDS
    OO
-----------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                           [  ]
-----------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
-----------------------------------------------------------------

                7   SOLE VOTING POWER
  NUMBER OF         0
  SHARES        -------------------------------------------------
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED BY          240,952
  EACH          -------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
  PERSON            0
  WITH          -------------------------------------------------
                10  SHARED DISPOSITIVE POWER
                    240,952
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                    240,952
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                           [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    2.4%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    OO
-----------------------------------------------------------------

--------------------

CUSIP NO. 090591108
--------------------
-----------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Tudor Capital (U.K.), Ltd.
    TIN: n/a
-----------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [  ]
                                                      (b)  [X ]
-----------------------------------------------------------------

3.  SEC USE ONLY

-----------------------------------------------------------------

4.  SOURCE OF FUNDS
    OO
-----------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                           [  ]
-----------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
-----------------------------------------------------------------

                7   SOLE VOTING POWER
 NUMBER OF          0
  SHARES        -------------------------------------------------
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED BY          489,206
  EACH          -------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
  PERSON            0
  WITH          -------------------------------------------------
                10  SHARED DISPOSITIVE POWER
                    489,206
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                    489,206
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                           [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    4.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
-----------------------------------------------------------------

--------------------

CUSIP NO. 090591108
--------------------
-----------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Tudor Capital (U.K.), L.P.
    TIN:  n/a
-----------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [  ]
                                                      (b)  [X ]
-----------------------------------------------------------------

3.  SEC USE ONLY

-----------------------------------------------------------------

4.  SOURCE OF FUNDS
    OO
-----------------------------------------------------------------

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                           [  ]
-----------------------------------------------------------------

6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
-----------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF         0
  SHARES        -------------------------------------------------
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED BY          489,206
  EACH          -------------------------------------------------
 REPORTING      9   SOLE DISPOSITIVE POWER
  PERSON            0
  WITH          -------------------------------------------------
                10  SHARED DISPOSITIVE POWER
                    489,206
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON
                    489,206
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                           [  ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    4.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    OO
-----------------------------------------------------------------

Item 1.  Security and Issuer
         -------------------

         This Amendment No. 1, dated February 13, 1998, amends the Schedule 13D, dated December 23, 1997, filed by Tudor Investment Corporation, a Delaware corporation ("TIC"), Paul Tudor Jones, II, a natural person and a citizen of the United States ("Mr. Jones"), Tudor BVI Futures, Ltd., a corporation organized under the laws of the British Virgin Islands ("Tudor BVI"), Tudor Proprietary Trading, L.L.C., a Delaware limited liability company ("TPT"), The Upper Mill Capital Appreciation Fund Ltd., a company organized under the laws of the Cayman Islands ("Upper Mill"), Tudor Capital (U.K.), Ltd., a company organized under the laws of England and Wales ("Tudor Ltd.") and Tudor Capital (U.K.), L.P., a limited partnership organized under the laws of England and Wales ("Tudor L.P.", and collectively with TIC, Mr. Jones, TPT, Tudor Ltd., Upper Mill and Tudor BVI, the "Reporting Persons")* and relates to the common stock, par value $.001 per share ("Common Stock"), of Biofield Corp., a Delaware corporation (the "Company"). The summaries of information on schedules attached hereto are qualified in their entirety by reference to such schedules, which are incorporated by reference herein.


Item 6.  Contracts, Arrangements, Understandings
         or Relationships with Respect to Securities
         of the Issuer
         -------------------------------------------

         No change except the following:


         On January 2, 1998, the Company filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 with respect to the shares of Common Stock owned by the Reporting Persons and certain other shareholders. Such registration statement was declared effective by the SEC on February 9, 1998.



--------
* For purposes of this Statement on Schedule 13D the Reporting Persons have filed as a "group". Nevertheless, the Reporting Persons hereby disclaim that they are members of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 or for any other purpose.

                              SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D is true, complete and correct.

Dated:  February 13, 1998


                                    TUDOR INVESTMENT CORPORATION


                                    By:   \s\ Andrew S. Paul
                                        --------------------
                                    Name:  Andrew S. Paul
                                    Title: Vice President &
                                           General Counsel



                                    \s\ Paul Tudor Jones, II
                                    ------------------------
                                    Paul Tudor Jones, II



                                    TUDOR BVI FUTURES, LTD.

                                    By: TUDOR CAPITAL (U.K.), L.P.
                                         Sub-Investment Manager



                                    By: \s\ Andrew S. Paul
                                        ------------------
                                    Name:  Andrew S. Paul
                                    Title: Vice President &
                                           General Counsel



                                    THE UPPER MILL CAPITAL
                                    APPRECIATION FUND LTD.

                                    By: TUDOR CAPITAL (U.K.), L.P.
                                           Investment Manager


                                    By:   \s\ Andrew S. Paul
                                        --------------------
                                    Name:  Andrew S. Paul
                                    Title: Vice President &
                                           General Counsel

                                    TUDOR PROPRIETARY TRADING, L.L.C.


                                    By:   \s\ Andrew S. Paul
                                        --------------------
                                    Name:  Andrew S. Paul
                                    Title: Vice President &
                                           General Counsel



                                    TUDOR CAPITAL (U.K.), LTD.


                                    By:   \s\ Andrew S. Paul
                                        --------------------
                                    Name:  Andrew S. Paul
                                    Title: Vice President &
                                           General Counsel


                                    TUDOR CAPITAL (U.K.), L.P.

                                    By: TUDOR CAPITAL (U.K.), LTD.,
                                        General Partner



                                    By:   \s\ Andrew S. Paul
                                        --------------------
                                    Name:  Andrew S. Paul
                                    Title: Vice President &
                                    General Counsel